FORM 5
         U.S. SECURITIES AND EXCHANGE COMMISSION     _____________________
                 WASHINGTON, D.C.  20549            |    OMB APPROVAL     |
                  ANNUAL STATEMENT OF               |_____________________|
            CHANGES IN BENEFICIAL OWNERSHIP         |OMB NUMBER: 3235-0362|
                                                    |EXPIRES:             |
                                                    | DECEMBER 31, 2001   |
         Filed pursuant to Section 16(a) of the     |ESTIMATED AVERAGE    |
           Securities Exchange Act of 1934,         |BURDEN HOURS         |
          Section 17(a) of the Public Utility       |PER RESPONSE......1.0|
             Holding Company Act of 1935            |_____________________|
         or Section 30(f) of the Investment
                Company Act of 1940
 ___________________________________________________________________________
 1. Name and Address of Reporting Person

        Ellsworth                   Thomas                       S.
   _________________________________________________________________________
        (Last)                      (First)                    (Middle)

        100 Tri-State Drive         Suite 200
   _________________________________________________________________________
                                   (Street)

        Lincolnshire                Illinois                     60069
   _________________________________________________________________________
        (City)                      (State)                      (Zip)

 ___________________________________________________________________________
 2. Issuer Name and Ticker or Trading Symbol

      Ivex Packaging Corporation / IXX
 ___________________________________________________________________________
 3. IRS or Social Security Number of Reporting Person, if an entity
    (Voluntary)

 ___________________________________________________________________________
 4. Statement of Month/Year

      1999
 ___________________________________________________________________________
 5. If amendment, Date of Original (Month/Year)

 ___________________________________________________________________________
 6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
    ___ Director                               ___ 10% Owner
    _X_ Officer (give title below)             ___ Other (specify below)
                      Vice President and General Manager
 ___________________________________________________________________________
 7. Individual or Joint/Group Reporting (check applicable line)
    _X_ Form Filed by One Reporting Person
    ___ Form Filed by More than one Reporting Person

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 Table I - Non-Derivative Securities Acquired, Disposed of, or
           Beneficially Owned
 ___________________________________________________________________________
 1. Title of Security (Instr. 3)

 ___________________________________________________________________________
 2. Transaction Date (Month/Day/Year)

 ___________________________________________________________________________
 3. Transaction Code (Instr. 8)

 ___________________________________________________________________________
 4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

     ________________            _________________         ________________
          Amount                     (A) or (D)                  Price
 ___________________________________________________________________________
 5. Amount of Securities Beneficially Owned at end of Issuer's Fiscal Year (Instr. 3 and 4)

 ___________________________________________________________________________
 6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

 ___________________________________________________________________________
 7. Nature of Indirect Beneficial Ownership (Instr. 4)

 ___________________________________________________________________________


 [TYPE ENTRIES HERE]



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 TABLE II - Derivative Securities, Acquired, Disposed of, or Beneficially
            Owned (e.g., puts, calls, warrants, options, convertible
            securities)
 ___________________________________________________________________________
 1. Title of Derivative Security (Instr. 3)

      Employee Stock Option (right to buy)
 ___________________________________________________________________________
 2. Conversion of Exercise Price of Derivative Security

    (1) $23.25       (2) $10.00
 ___________________________________________________________________________
 3. Transaction Date (Month/Day/Year)

    (1) 1/7/99       (2) 12/31/99
 ___________________________________________________________________________
 4. Transaction Code (Instr. 8)

      A
 ___________________________________________________________________________
 5. Number of Derivative Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)

             (1) 10,000
             (2) 10,000
         ____________________                      __________________
                (A)                                        (D)
 ___________________________________________________________________________
 6. Date Exercisable and Expiration Date (Month/Day/Year)

         (1) See Explanation                           12/31/08
         (2) See Explanation                           12/31/09
 ___________________________________________________________________________
 7. Title and Amount of Underlying Securities (Instr. 3 and 4)
                                                        (1)10,000
           Common Stock                                 (2)10,000
      ______________________                  __________________________
                Title                         Amount or Number of Shares
 ___________________________________________________________________________
 8. Price of Derivative Security (Instr. 4)

 ___________________________________________________________________________
 9. Number of Derivative Securities Beneficially Owned at End of Year
    (Instr. 4)

      124,408
 ___________________________________________________________________________
 10. Ownership of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)

      D
 ___________________________________________________________________________
 11. Nature of Indirect Beneficial Ownership (Instr. 4)

 ___________________________________________________________________________


 [TYPE ENTRIES HERE]







 ___________________________________________________________________________

    EXPLANATION OF RESPONSES:

      (1) Option vests in three equal annual installments beginning
      12/31/99.

      (2) Option vests in three equal annual installments beginning
      12/31/00.



        /s/ Thomas S. Ellsworth                      February 10, 2000
    __________________________________               __________________
    **  SIGNATURE OF REPORTING PERSON                     DATE



 _____________________________

 ** Intentional misstatements or omissions of facts constitutE Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78FF(A).

   NOTE: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

   Potential persons who are to respond to the collection of information contained in this form are nor required to respond unless the form displays a currently valid OMB number.
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